Exhibit 21

List of Subsidiaries of GWG Holdings, Inc.

As of March 27, 2020

Name	State or Other Jurisdiction of Incorporation or Formation

GWG Life, LLC	Delaware

GWG DLP Funding IV, LLC	Delaware

GWG Life Trust	Utah

GWG MCA Capital, Inc.	Delaware

GWG Life USA, LLC	Delaware

FOXO BioScience, LLC	Delaware

The Beneficient Company Group, L.P	Delaware

Beneficient Company Holdings, L.P.	Delaware

Beneficient Capital Company, L.L.C.	Delaware

Beneficient Administrative and Clearing Company, L.L.C.	Delaware

Ben Markets Management Holdings, L.P.	Delaware